                                                                   EXHIBIT 10.25


[MEMORY PHARMACEUTICALS CORP. LOGO]
MEMORY PHARMACEUTICALS CORP.                          Tony Scullion
100 Philips Parkway                                   Chief Executive Officer
Montvale, New Jersey 07645
Phone: (201) 802-7102
Fax: (201) 802-7190
www.memorypharma.com


December 16, 2003


Mr. Dennis Keane
50 Constant Avenue
Yonkers, NY 10701

Dear Dennis:

      We are pleased to inform you that both the Board of Directors and management team of Memory Pharmaceuticals Corp. (the "Company") are impressed with your experience and accomplishments, and would like to extend an offer to you to join our Company as Chief Financial Officer. We look forward to you joining our team, and are confident that you will contribute significantly to the value of our organization. We are therefore pleased to provide you with the terms of your anticipated employment by the Company.

      1. Position. In your position of Chief Financial Officer you will initially report to the Company's Chief Executive Officer, based out of the Company's offices currently located in Montvale, New Jersey. As Chief Financial Officer, you will be part of the senior management team (comprising the senior executives of the Company), and your responsibilities shall include, but not be limited to, managing and directing the financial affairs of the Company. In addition to performing duties and responsibilities associated with the position of Chief Financial Officer, from time to time the Company may assign you other duties and responsibilities and/or may assign you to a different location within fifty (50) miles of the Company's principal office in Montvale, New Jersey.

      As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company. Your performance will be reviewed formally after six months of employment and annually thereafter at the end of each calendar year.

      2. Starting Date/Nature of Relationship. It is expected that your employment will start on January 6, 2004 (the "Start Date"). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Either you or the Company may terminate the employment relationship at any time and for any reason.

      3. Compensation.

         (a) Your initial salary will be at the bi-weekly rate of $8,269.23 (annualized at $215,000 per year).

         (b) You will receive non-qualified stock options to purchase, at fair market value to be determined by the Company's Board of Directors (currently $0.90 per share), 300,000 Shares of Common Stock of Memory Pharmaceuticals Corp., which shall vest in quarterly increments over a period of four (4) years as described in the Stock Option Agreement, which you and the Company will enter into on or before the Start Date.

         (c) You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to twenty-five percent (25%) of your base salary, assuming the achievement of such Company and individual performance objectives.

         (d) Upon termination for any reason, the Company shall pay you within two weeks of such termination, your current base salary earned through the termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without "Cause" (as hereinafter defined), then the Company shall continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance for a period of six months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company shall continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical insurance, except that such severance payments made to you during this period shall be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment. The Company shall reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, shall be paid respectively within two weeks following such reconciliation period. In addition, upon termination of your employment without "Cause," you will be entitled to accelerated vesting of your stock options as if your employment was terminated one year after your actual termination date. The Company shall not be obligated to continue any such payments to you or accelerate vesting of your stock options under this paragraph 3(e) in the event you materially breach the terms under the Confidentiality Agreement attached hereto. Notwithstanding any termination of your employment for any reason (with or without Cause), you shall continue to be bound by the provisions of the Confidentiality Agreement.

         (e) For the purposes of this Section 3, "Cause" shall include (i) your conviction of a felony, either in connection with the performance of your obligations to the Company or otherwise, which adversely affects your ability to perform such obligations or materially adversely affects the business activities, reputation, goodwill or image of the Company, (ii) your willful disloyalty, deliberate dishonesty, breach of fiduciary duty,
      (iii) your breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which breach or failure continues for a period of more than thirty (30) days after your receipt of written notice thereof from the Company, (iv) the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which results in material loss, damage or injury to the Company, or (v) the material breach by you of any of the provisions of the Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter.

      4. Benefits. You will be entitled as an employee of the Company to receive such benefits as are generally provided its employees and executives and for which you are eligible in accordance with Company policy as in effect from time to time. The Company retains the right to change, add or cease any particular benefit relating to its employees and executives generally. At this time, the Company is offering a benefit program, consisting of medical, dental, life and short/long term disability insurance, as well as a 401(k) retirement plan and flexible spending plan. You will be eligible for eight paid holidays, four floating holidays and four weeks paid vacation per year. You will accrue additional vacation days in accordance with Company policy.


      5. Confidentiality. The Company considers the protection of its confidential information and proprietary materials to be very important. Therefore, as a condition of your employment, you and the Company will become parties to a Confidentiality and Noncompetition Agreement substantially in the form of Attachment A to this letter (the "Confidentiality Agreement").

      6. General.

         (a) This letter, together with the Confidentiality Agreement and the Stock Option Agreement, will constitute our entire agreement as to your employment by the Company and will supersede any prior agreements or understandings, whether in writing or oral.

         (b) This letter shall be subject to and contingent upon the satisfactory results of a medical physical. The Company will accept a summary of a medical examination by your family doctor within the past month.

         (c) This letter shall be subject to and contingent upon the satisfactory review of references and personal background review.

         (d) This letter and the Company's obligations hereunder shall be subject to review and approval by the Company's Board of Directors and the Compensation Committee thereof.

         (e)  This letter shall be governed by the law of the State of New
      Jersey.

      You may accept this offer of employment and the terms thereof by signing the enclosed additional copy of this letter, the Confidentiality Agreement and the Stock Option Agreement, which execution will evidence your agreement with the terms set forth herein and therein, and returning all three documents to the Company.

      This offer of employment will expire on December 18, 2003, unless accepted by you prior to such date. We look forward to you joining our team, and we believe that your skills will compliment those of our existing management team, and that you will make a significant contribution to the Company's growth. We look forward to your prompt response to this offer letter.

Sincerely,

MEMORY PHARMACEUTICALS CORP.


By:  /s/ Tony Scullion
    ----------------------
Name:  Tony Scullion
Title: Chief Executive Officer



ACCEPTED AND AGREED:

/s/ Dennis Keane
--------------------------
Dennis Keane

Date:   12/16/03
      --------------------

                                  ATTACHMENT A

                  CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

                          MEMORY PHARMACEUTICALS CORP.


                                                               December 16, 2003


Mr. Dennis Keane
50 Constant Avenue
Yonkers, NY  10701

Dear Dennis:

      This letter is to confirm our understanding with respect to (i) your agreement to protect and preserve information and property which is confidential and proprietary to Memory Pharmaceuticals Corp. or its parent, subsidiaries or affiliates, if any (the "Company"), and (ii) your agreement not to compete with the Company (the terms and conditions agreed to in this letter shall hereinafter be referred to as the "Agreement"). In consideration of the offer of employment with the Company, the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

      1. Protected Information. You shall at all times, both during and after the termination of your employment with the Company, by either you or the Company, with or without cause, maintain in confidence and shall not, without the prior written consent of the Company, directly or indirectly use, except in the course of performance of your duties for the Company, directly or indirectly disclose or give to others any fact, information or document (whether printed, typed, handwritten, electronic or stored on computer disks, tapes, hard drives or any other tangible medium) which was disclosed to or developed by you during the course of performing services for, and/or receiving training from, the Company, and is not generally available to the public, including but not limited to, information, facts and documents concerning business plans, research and development, customers, suppliers, licensors, licensees, partners, investors, affiliates or others, training methods and materials, financial information, sales prospects, client lists, methodologies, formulae, designs, schematics, charts, Inventions (as defined in Section 2), or any other scientific, technical, trade or business secret or confidential or proprietary information ("Confidential Information") of the Company or of any third party provided to you during the course of your training and/or employment.

      In the event you are questioned by anyone not employed by the Company or by an employee of or a consultant to the Company not authorized to receive such information, in regard to any Confidential Information or any other secret or confidential work of the Company, or concerning any fact or circumstance relating thereto, or in the event that you become aware of the unauthorized use of Confidential Information by any party, whether competitive with the Company or not, you will promptly notify the president of the Company.

      2.    Ownership of ideas, Copyrights and Patents.

            (a) Property of the Company. You agree that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, Inventions, designs, developments, apparatus, techniques, algorithms, software, mask works, methods, and formulae (all of the foregoing being hereinafter referred to as the "Inventions") which may be used in the business of the Company, whether patentable, copyrightable, protectable as mask works or not, which you may conceive, reduce to practice or develop alone or in conjunction with another, or others, and whether at the request or upon the suggestion of the Company, or otherwise, during the period in which you perform services for or at the request of the Company (the "Term") and, with respect to Inventions in Field of Interest (as defined below), for a period of one (1) year thereafter, shall be the sole and exclusive property of the Company, that you shall promptly disclose any such Inventions to the Company both during and after the Term, and that you shall not publish any such Inventions without the prior written consent of the Company. You hereby assign to the Company all of your rights, titles and interests in and to all of the foregoing. You further represent and agree that to the best of your knowledge and belief, none of the Inventions will violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation, and that you will use your best efforts to prevent any such violation. You also agree that you will neither disclose to the Company or any of its employees nor use for their benefit any other person's or company's trade secret or proprietary information, or information which you have agreed not to disclose or use.

            (b) Cooperation. At any time during or after the Term, you agree that you will fully cooperate with the Company, its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect and protect the Company's rights in and to any of such Inventions, including, but not limited to, joining in any proceeding to obtain and enforce letters patent, copyrights, mask work registrations, trademarks or other legal rights of the United States and of any and all other countries on such Inventions, provided that the Company will bear the expense of such proceedings, and that any patent, copyright, mask work registration, trademark or other legal right so issued to you, personally, shall be assigned by you to the Company without charge by you.

      3.    Prohibited Competition.

            (a) Certain Acknowledgments and Agreements.

                  (i) We have discussed, and you recognize and acknowledge the competitive and proprietary aspects of the business of the Company.

                  (ii) You further acknowledge and agree that, during the course of your performing services for the Company, the Company will furnish, disclose or make available to you Confidential Information related to the Company's business and that the Company may provide you with unique and specialized training. You also acknowledge that such Confidential Information and such training have been developed and will be developed by the Company through the expenditure by the Company of substantial time, effort and money. You acknowledge that such Confidential Information and training, if used by you to compete with the Company, will cause irreparable harm to the Company. You also acknowledge that the Company has a legitimate business interest in protecting its Confidential Information.

                  (iii) You acknowledge that the Company is engaged in the research, development or commercialization of agents to affect memory, cognitive abilities or any related neurological or psychiatric function (the "Field of Interest") and that any engagement by you, directly or indirectly, in the Field of Interest will be deemed competitive. You further acknowledge that the foregoing description is not exclusive and that the Company's products and services and planned products and services will change from time to time without notice to you and without formal amendment of this Agreement.

            (b) Covenants Not to Compete. During the Term and for a period of one year following the expiration or termination of the Term, whether such termination is voluntary or involuntary, with or without cause, you shall not, without the prior written consent of the Company:

                  (i) for yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, or engage in any business which is in the Field of Interest within the United States, Europe or Japan (the "Restricted Territory"); or

                  (ii) either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose or with the effect of competing with the Company in the Field of Interest or any present or future parent, subsidiary or other affiliate of the Company which is engaged in a similar business as the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory; or

                  (iii) either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade or attempt to solicit, entice or persuade any other employees of or consultants to the Company or any present or future parent, subsidiary or affiliate of the Company, to leave the services of the Company or any such parent, subsidiary or affiliate for any reason. You acknowledge that the Company has invested a great deal of time and money in attracting and retaining its employees and in training its employees in the Company's particular business. You acknowledge that the Company has a legitimate interest in protecting this investment.

            (c) Reasonableness of Restrictions. You further recognize and acknowledge that (i) the types of activities and employment which are prohibited by Section 3 are narrow and reasonable in relation to the skills which represent your principal salable asset both to the

Company and to your other prospective employers, and (ii) the geographical scope of the provisions of Section 3 is reasonable, legitimate and fair to you in light of the geographic scope of the Company's business, and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood.

      4. Survival of Acknowledgments and Agreements. Your acknowledgments and agreements set forth in Sections 1, 2 and 3 shall survive the expiration or termination of this Agreement and the termination of your employment with the Company for any reason.

      5. Disclosure to Future Employers. You agree that you will provide, and that the Company may similarly provide in its discretion, a copy of the covenants contained in Sections 1, 2 and 3 of this Agreement to any business or enterprise which you may directly, or indirectly, own, manage, operate, finance, join, control or in which you participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

      6. Records. Upon termination of your relationship with the Company, you shall deliver immediately to the Company any property of the Company which may be in your possession including products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, including without limitation any of the foregoing recorded on any computer or any machine readable medium.

      7. No Conflicting Agreements. You have set forth on Exhibit 1 hereto all computer software and/or Inventions made or conceived by you prior to the date of this Agreement which you own an interest in and wish to exclude from this Agreement and have listed on Exhibit 1 and attached copies hereto of any agreements with other parties which may prevent your full compliance with the terms stated herein. You hereby represent and warrant that, except as set forth on Exhibit 1, you have no commitments or obligations inconsistent with this Agreement and you hereby agree to indemnify and hold the Company harmless against loss, damage, liability or expense arising from any claim based upon circumstances alleged to be inconsistent with such representation and warranty.

      8. General.

            (a) Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand,
(ii) made by telecopy or facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:                 Memory Pharmaceuticals Corp.
                                   100 Philips Parkway
                                   Montvale, New Jersey  07645
                                   Attention:  Chief Financial Officer

With a copy to:                    Sills Cummis Radin Tischman Epstein & Gross
                                   One Riverfront Plaza
                                   Newark, New Jersey  07102
                                   Attn:  Ira A. Rosenberg, Esq.

If to Employee:                    Dennis Keane
                                   50 Constant Avenue
                                   Yonkers, NY  10701

All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above,
(ii) if made by telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next, business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

            (b) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

            (c) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

            (d) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

            (e) Assignment. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. Your rights and obligations under this Agreement may not be assigned by you without the prior written consent of the Company.

            (f) Benefit. All statements, representations, warranties, covenants and agreements in this Agreement shall be binding on the parties hereto and shall inure to the benefit of the respective successors and permitted assigns of each party hereto. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

            (g) Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of New Jersey, without giving effect to the conflict of law principles thereof.

            (h) Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of New Jersey or of the United States District Court for the District of New Jersey. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8(a) hereof.

            (i) Severability. The parties intend this Agreement to be enforced as written. However, (i) if any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law; and (ii) if any provision, or part thereof, is held to be unenforceable because of the duration of such provision or the geographic area covered thereby, the Company and you agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision, and/or to delete specific words and phrases ("blue-pencilling"), and in its reduced or blue-pencilled form such provision shall then be enforceable and shall be enforced.

            (j) Interpretation. The parties hereto acknowledge and agree that the terms and provisions of this Agreement, shall be construed fairly as to all parties hereto and not in favor of or against a party, regardless of which party was generally responsible for the preparation of this Agreement.

            (k) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect the meaning or construction of any of the terms or provisions hereof.

            (l) Injunctive Relief. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 1, 2 or 3 of this Agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction, without posting a bond, in the event of any breach or threatened breach of the terms of Sections 1, 2 or 3 of this Agreement.

            (m) No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

            (n) Expenses. Should any party breach this Agreement, in addition to all other remedies available at law or in equity, such breaching party shall pay all of any other party's costs and expenses resulting therefrom and/or incurred in enforcing this Agreement, including legal fees and expenses.

            (o) Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this letter.

                                          Very truly yours,

                                          MEMORY PHARMACEUTICALS CORP.

                                          BY:    /S/ TONY SCULLION
                                                 -------------------------------
                                          Name:  Tony Scullion
                                          Title: Chief Executive Officer

     Accepted and Approved

  /s/ Dennis Keane
------------------------------------
Dennis Keane
Dated:  December 16, 2003